Exhibit 10.9

SOFTWARE LICENSE AGREEMENT

January 14th, 2026

This Software License Agreement (“Agreement”) is entered into as of January 14th, 2026 (“Effective Date”), by and between: AgEYE Technologies, Inc., a Delaware corporation (“AGEYE”), 3401 Atlantic Ave., Suite 100, Raleigh, NC 27604 USA and YouneeqAI Technical Services, Inc., a Nevada corporation (“YQAI”), 2700 Youngfield Street, Suite 280, Lakewood, CO 80215 USA. The Parties may be referred to individually as a “Party” and collectively as the “Parties.”

1. DEFINITIONS

1.1.	“Agreement” means this Agreement, together with all Addenda attached hereto.
1.2.	“Licensed Software” means AGEYE’s proprietary software platform, including compiled code, APIs, machine learning models, interfaces, documentation, updates, and bug fixes, described in EXHIBIT A.
1.3.	“Scope of Use” means the exclusive application, field-of-use, and deployment parameters described in Exhibit B.
1.4.	“Intellectual Property Rights” includes all copyrights, trademarks, patents, trade secrets, derivative rights, and related proprietary rights related to the Licensed Software.
1.5.	“Exclusivity Period” means the period commencing on the Effective Date and continuing until the date on which the license converts to a non-exclusive license pursuant to Section 2.2 or earlier termination of this Agreement in accordance with its terms.
1.6.	“Uplist Event” means YQAI’s common equity being approved for listing on a national securities exchange in the United States (including NASDAQ).
1.7.	“Uplist Deadline” means the date that is 6 months following the Effective Date.
1.8.	“Net Sales” has the meaning set forth in Exhibit D.
1.9.	“Error” means a reproducible failure of the Licensed Software to operate substantially in accordance with AGEYE’s documentation.
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2. GRANT OF LICENSE

2.1.	License Grant; Exclusivity Period
2.1.1.	AGEYE grants YQAI a perpetual, non-transferable, non-sublicensable (except as expressly permitted), revocable license to use, integrate, deploy, market, and commercialize the Licensed Software solely within the Scope of Use.

2.2.	Exclusivity Period; Automatic Conversion.
2.2.1.	The license granted under Section 2.1 shall be exclusive during the Exclusivity Period.
2.2.2.	If the Uplist Event has not occurred on or before the Uplist Deadline, the license shall automatically convert to a non-exclusive license, effective as of the day following the Uplist Deadline, without constituting a breach or termination of this Agreement. All other terms and conditions of this Agreement shall remain in full force and effect.
2.2.3.	For the avoidance of doubt, the effectiveness of this Agreement and the grant of the license hereunder are not conditioned upon, and shall not be affected in any manner by, the occurrence or non-occurrence of any Uplist Event.
2.2.4.	AGEYE may, in its sole discretion, elect to reinstate exclusivity upon written agreement of the Parties.
2.3.	Revocation for Breach.
2.3.1.	AGEYE may revoke exclusivity (but not the license itself) if YQAI materially breaches this Agreement and fails to cure such breach within thirty (30) days after written notice. Any such revocation shall not affect YQAI’s continued rights under the license on a non-exclusive basis, unless this Agreement is otherwise terminated in accordance with its terms.
2.4.	Reservation of Rights.
2.4.1.	All rights not expressly granted to YQAI remain reserved to AGEYE.

3. OWNERSHIP; NO TRANSFER OF ASSETS

3.1.	AGEYE retains all right, title, and interest in and to the Licensed Software and associated Intellectual Property Rights.
3.2.	No Asset Sale or Deemed Liquidation Event. This Agreement constitutes only a license grant and does not constitute (a) a sale, transfer, or other disposition of all or substantially all of AGEYE’s assets, or (b) a merger, consolidation, or other transaction that would constitute a “Deemed Liquidation Event” (or similar term) under AGEYE’s organizational documents.
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4. RESTRICTIONS

4.1.	YQAI shall not:
4.1.1.	reverse engineer or decompile the Licensed Software;
4.1.2.	modify or create derivative works except as expressly permitted;
4.1.3.	sublicense or assign rights without AGEYE’s written consent;
4.1.4.	remove proprietary notices;
4.1.5.	use the Licensed Software outside the Scope of Use.

5. SUPPORT & MAINTENANCE

5.1.	AGEYE shall provide support and maintenance services as described in Exhibit C.
5.2.	Updates delivered by AGEYE shall be deemed part of the Licensed Software.
5.3.	Third-Party Software. AGEYE has no obligation to correct errors or defects in third-party software not owned by AGEYE.
5.4.	AGEYE IP Defect Cooperation.
5.4.1.	If a third party asserts a claim against YQAI alleging that the unmodified AGEYE IP infringes or misappropriates intellectual property rights, AGEYE shall reasonably cooperate in good faith with YQAI to evaluate potential mitigation measures, which may include modification, replacement, or licensing alternatives, at AGEYE’s discretion.
5.4.2.	AGEYE shall not be obligated to implement any mitigation measure that:
(i)	requires material changes to the Licensed Software’s core architecture;
(ii)	materially diminishes the functionality or value of the Licensed Software;
(iii)	adversely affects AGEYE’s other customers or products; or
(iv)	imposes costs or obligations that are commercially unreasonable.

6. CONFIDENTIALITY

6.1.	Each Party shall protect the other’s Confidential Information with no less than reasonable care.
6.2.	Confidential Information shall be used solely to perform obligations under this Agreement.
6.3.	NDA Incorporated. A separate Non-Disclosure Agreement between the Parties shall be attached as Exhibit E and shall apply in addition to the confidentiality terms herein. The stricter obligation shall govern in the event of conflict.
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6.4.	Advertising & Marketing. Neither Party shall issue any press release, public announcement, marketing content, or publicity regarding this Agreement or the Parties’ relationship without the prior written approval of the other Party.

7. LICENSE CONSIDERATION

7.1.	All financial and economic consideration—including stock issuance, royalties, tagalong rights, and accounting requirements—are set forth exclusively in Exhibit D, incorporated herein by reference.

8. REPRESENTATIONS & WARRANTIES

8.1.	Authority. Each Party represents that it has full authority to enter into and perform under this Agreement.
8.2.	AGEYE Ownership Warranty. AGEYE represents that it owns or controls rights necessary to license the Licensed Software.
8.3.	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AGEYE PROVIDES THE AGEYE IP TO YQAI “AS IS” WITHOUT WARRANTY. AGEYE DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
8.4.	Warranty Benefit Restriction. All warranties are solely for the benefit of the other Party and may not be transferred except through an approved assignment of this Agreement.
8.5.	Mutual Capability & Non-Conflict Warranty. Each Party warrants that:
8.5.1.	It has the expertise and resources to fulfill its obligations; and
8.5.2.	It is not bound by any agreement that conflicts with this Agreement.
8.6.	AGEYE IP Ownership & Non-Infringement Warranty. AGEYE represents that, to the best of its knowledge, it owns all rights, title, and interest in and to the AGEYE IP and documentation, or holds sufficient license rights permitting sublicensing as granted herein. AGEYE further represents that as of the Effective Date, it is not aware of any claim that the AGEYE IP infringes any proprietary rights or breaches any valid agreement. AGEYE shall promptly provide written notice to YQAI of any threatened or actual claim relating to the AGEYE
8.7.	Cooperation Regarding IP Claims, if an infringement or misappropriation claim is asserted against YQAI relating to the Licensed Software or AGEYE IP, AGEYE agrees to collaborate and negotiate in good faith with YQAI to modify, replace, or otherwise remedy the AGEYE IP upon YQAI’s request. Neither Party shall join or assist a third party in a lawsuit brought against the other relating to the AGEYE IP.
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9. INDEMNIFICATION

9.1.	Indemnification by AGEYE
9.1.1.	AGEYE shall indemnify, defend, and hold harmless YQAI and its officers, directors, and employees from and against any third-party claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of a claim that the unmodified AGEYE IP, as provided by AGEYE and used within the Scope of Use and in accordance with this Agreement, infringes or misappropriates any United States intellectual property right of such third party.
9.1.2.	AGEYE shall have no indemnification obligation to the extent the claim arises from:

9.1.2.1. modifications to the Licensed Software not made or expressly authorized by AGEYE;

9.1.2.2. combinations of the Licensed Software with products, services, data, or systems not provided or approved by AGEYE;

9.1.2.3. use of the Licensed Software outside the Scope of Use or in violation of this Agreement; or

9.1.2.4. YQAI’s failure to implement Error Modifications or mitigation measures provided by AGEYE.

9.2.	Indemnification by YQAI
9.2.1.	YQAI shall indemnify, defend, and hold harmless AGEYE and its officers, directors, and employees from and against any third-party claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

9.2.1.1. YQAI’s commercialization, marketing, distribution, sale, or deployment of any product or service incorporating or utilizing the Licensed Software;

9.2.1.2. any representations, warranties, guarantees, or claims made by or on behalf of YQAI to customers, regulators, or other third parties;

9.2.1.3. YQAI’s failure to comply with applicable laws, regulations, or industry standards, including securities, data protection, export control, and sector specific regulatory requirements;

9.2.1.4. any modification, configuration, integration, or combination of the Licensed Software not expressly authorized by AGEYE; or

9.2.1.5. YQAI’s breach of this Agreement or misuse of the Licensed Software.

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10. LIMITATION OF LIABILITY

10.1.	To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement, except for liability arising from (i) AGEYE’s indemnification obligations, (ii) breach of confidentiality obligations, or (iii) willful misconduct or fraud, the total aggregate liability of AGEYE and AGEYE’s officers, directors, partners, employees, and subcontractors, to YQAI and any person or entity claiming by or through YQAI, for any and all claims, losses, costs, or damages of any nature whatsoever, including reasonable attorneys’ fees and costs and expert witness fees and costs (collectively, “Losses”), shall not exceed the greater of:
10.2.	the aggregate cash amounts actually paid by YQAI to AGEYE under this Agreement during the twelve (12) months preceding the event giving rise to the claim; or $100,000 USD.
10.3.	Without limiting the foregoing, AGEYE’s total aggregate liability arising from or relating to third-party claims alleging that the unmodified Licensed Software, as provided by AGEYE and used in accordance with this Agreement, infringes or misappropriates such third party’s intellectual property rights shall be subject to the same limitation of liability set forth above.
10.4.	It is the express intent of the Parties that this limitation apply to any and all liability or causes of action, whether in contract, tort (including negligence), strict liability, or otherwise, to the maximum extent permitted by applicable law.

11. Term & Termination

11.1.	Term. This Agreement shall commence on the Effective Date and shall continue in effect unless and until terminated in accordance with this Section 11 (the “Term”).
11.2.	Termination for Breach. Either Party may terminate this Agreement upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice specifying the breach. Termination shall be effective upon written notice delivered after expiration of the cure period.
11.3.	Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice if the other Party:
11.3.1.	ceases to conduct business in the ordinary course;
11.3.2.	becomes insolvent or unable to pay its debts as they become due;
11.3.3.	makes a general assignment for the benefit of creditors;
11.3.4.	has a receiver or trustee appointed for substantially all of its assets; or
11.3.5.	becomes subject to any bankruptcy, insolvency, or similar proceeding.

 If such proceeding is involuntary, termination shall be effective only if such proceeding is not dismissed within sixty (60) days. Nothing herein shall limit either Party’s rights under applicable bankruptcy law, including Section 365 of the U.S. Bankruptcy Code.

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11.4.	Mutual Termination. This Agreement may be terminated at any time by mutual written agreement of the Parties.
11.5.	Effect of Termination. Upon termination or expiration of this Agreement for any reason:
11.5.1.	YQAI shall immediately cease all use, distribution, marketing, and commercialization of the Licensed Software, except as expressly permitted under any surviving non-exclusive license, if applicable;
11.5.2.	each Party shall promptly return or destroy all Confidential Information of the other Party in its possession or control, except to the extent retention is required by applicable law or internal compliance policies; and
11.5.3.	all accrued but unpaid fees, royalties, and other payment obligations shall immediately become due and payable.

11.6.	No Transfer of Intellectual Property. For the avoidance of doubt, termination or expiration of this Agreement shall not result in any transfer of ownership of the Licensed Software or AGEYE Intellectual Property to YQAI. AGEYE shall retain all right, title, and interest in and to the Licensed Software and all related Intellectual Property Rights at all times. No termination event, revocation of exclusivity, or expiration of this Agreement shall be construed as granting YQAI ownership of, or perpetual rights to, the AGEYE IP.
11.7.	Survival. The provisions of this Agreement that by their nature are intended to survive termination or expiration shall survive, including without limitation provisions relating to: Ownership and Reservation of Rights, Confidentiality, Indemnification, Limitation of Liability, Governing Law, Dispute Resolution, and any accrued payment or royalty obligations.
11.8.	No Deemed Asset Transfer. No termination, expiration, or revocation of exclusivity under this Agreement shall be deemed a sale or transfer of assets, a sale of substantially all assets, or a deemed liquidation event of AGEYE.

12. COMPLIANCE WITH LAW

12.1.	Each Party shall comply with applicable laws and regulations.
12.2.	YQAI Regulatory Compliance. YQAI warrants that it has obtained all certifications, approvals, and authorizations required in regulated jurisdictions and has performed due diligence on AGEYE.
12.3.	AGEYE Compliance Warranty. AGEYE warrants it has no knowledge of any fact or condition that would cause a regulatory or quality-assurance body to revoke or deny YQAI’s authorization.
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13. INDEPENDENT CONTRACTORS

The Parties are independent contractors. Nothing in this Agreement creates a partnership, joint venture, agency, fiduciary, or employer-employee relationship.

14. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

15. MISCELLANEOUS

15.1.	Entire Agreement. This Agreement, including all Exhibits and Addenda, constitutes the entire understanding of the Parties and supersedes all prior agreements.
15.2.	Conflicts. In the event of conflict, the terms of this Agreement supersede any Exhibit or Addendum.
15.3.	Successors & Assigns. This Agreement binds and benefits the Parties and their legal representatives, successors, and permitted assigns.
15.4.	Notices. All notices, demands, requests or consents required or permitted under this Agreement shall be in writing and shall be hand delivered, sent by facsimile, or mailed certified return receipt requests to the respective Parties at the following addresses, as the same may be changed by notice to the other Party:

If to AGEYE:

AgEYE Technologies, Inc.

3401 Atlantic Ave., Ste 100 Raleigh, NC 27604 USA

If to YQAI:

YouneeqAI Technical Services, Inc.

2700 Youngfield Street, Suite 280 Lakewood, CO 80215 USA

15.5.	If any part of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited or deemed invalid under applicable law or regulation, such provision shall be prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.
15.6.	Assignment. No Party may assign this Agreement without written consent, except AGEYE may assign in connection with a financing, merger, or reorganization.
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15.7.	Counterparts; Electronic Signatures. Electronic signatures are valid and binding.
15.8.	Injunctive Relief. The Parties acknowledge that breach of confidentiality or IP obligations may cause irreparable harm.
15.9.	Good-Faith Negotiation. Before initiating arbitration, the Parties agree that senior officers of each Party shall meet and negotiate in good faith for a period of fourteen (14) business days in an effort to resolve any dispute arising out of or relating to this Agreement.
15.10.	Arbitration.
15.10.1.	Any dispute, claim, or controversy arising out of or relating to this Agreement that is not resolved through good-faith negotiation shall be finally resolved by binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules.
15.10.2.	The arbitration shall be conducted by one (1) arbitrator, and the seat and venue of arbitration shall be Wilmington, Delaware.
15.10.3.	Judgment on the arbitration award may be entered in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

AgEYE Technologies, Inc.

By: /s/ Nicholas Genty

Name: Nicholas Genty

Title: CEO

Date: _________________________________

YouneeqAI Technical Services, Inc.

By: /s/ Murray Galbraith

Name: Murray Galbriath

Title: President & CEO

Date: _________________________________

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EXHIBIT A – Software Description

EXHIBIT B – Scope of Use

EXHIBIT C – Support & Maintenance

EXHIBIT D – License Consideration & Financial Terms

EXHIBIT E – Non-Disclosure Agreement

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EXHIBIT A – SOFTWARE DESCRIPTION

AGEYE Software Platform

The “Licensed Software” consists of AGEYE’s proprietary software platform and related technology, including the components described below, as provided by AGEYE from time to time in its sole discretion.

2. Core Software Components

The Licensed Software includes, without limitation:

2.1. Data Acquisition & Integration Layer

Software components that ingest, aggregate, normalize, and process data from sensors, devices, third-party systems, and external data sources relevant to agricultural operations.

2.2. Analytics & Intelligence Layer

Proprietary algorithms, models, and logic, including machine learning and artificial intelligence components, used to analyze data, generate insights, predictions, recommendations, and optimization outputs.

2.3. Application & User Interface Layer

Web-based, mobile, or other user-facing interfaces, dashboards, reports, and visualization tools used to access and interact with the Licensed Software.

2.4. Automation & Control Interfaces

APIs, connectors, and integration tools that enable interaction with hardware, automation systems, robotics, environmental controls, or third-party platforms, where applicable.

3. Supporting Materials

The Licensed Software also includes:

-	object code and executable versions of the software;
-	SDKs and integration interfaces made available by AGEYE;
-	technical documentation, user manuals, and implementation guides;
-	configuration files, schemas, and data models;
-	updates, upgrades, enhancements, bug fixes, patches, and error corrections provided by AGEYE under the Agreement.

For the avoidance of doubt, source code is expressly excluded unless otherwise agreed in writing by AGEYE.

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4. Excluded Materials

The Licensed Software does not include:

-	AGEYE’s internal development tools, test frameworks, or internal systems;
-	source code, training data, or model weights not expressly provided;
-	third-party software governed by separate license terms;
-	hardware, firmware, or embedded systems unless expressly identified in writing;
-	any functionality not generally released or designated by AGEYE for customer or partner use.

5. Modifications & Derivative Works

Any modifications, configurations, customizations, or derivative works of the Licensed Software, whether created by or for YQAI, shall be deemed part of the Licensed Software and remain subject to AGEYE’s ownership of the underlying Intellectual Property, except for YQAI’s independently developed materials that do not incorporate or derive from the AGEYE IP.

6. No Limitation on Future Development

Nothing in this Exhibit A shall be construed to limit AGEYE’s right to develop, modify, enhance, or commercialize the Licensed Software or other products or services, whether within or outside the Field of Use, subject to the exclusivity provisions of the Agreement.

7. Description Controls; No Expansion of Rights

This Exhibit A is provided for descriptive purposes only and does not expand or limit the scope of the license granted under the Agreement. In the event of any inconsistency, the terms of the Agreement shall control.

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EXHIBIT B – SCOPE OF USE

Permitted Use

Subject to the terms and conditions of the Agreement, AGEYE grants YQAI the right to use the Licensed Software solely for the purpose of integrating, deploying, marketing, and commercializing products and services developed and offered by YQAI that incorporate the Licensed Software, within the Field of Use defined below.

2. Field of Use

2.1. AI-enabled analytics, automation, and software solutions for the agriculture industry, including controlled-environment agriculture, indoor farming, greenhouse operations, crop production optimization, and related agricultural applications.

2.2. YQAI shall not use, permit use of, distribute, or commercialize the Licensed Software outside the Field of Use, whether directly or indirectly, without the prior written consent of AGEYE.

3. Deployment Scope

3.1. YQAI may deploy the Licensed Software solely:

3.1.1.	as embedded components of YQAI-branded products or services;
3.1.2.	in hosted, cloud-based environments operated or controlled by YQAI or its authorized customers; and
3.1.3.	in accordance with all applicable laws, regulations, and industry standards.

4. Exclusivity Clarification

4.1. During the Exclusivity Period, AGEYE shall not license the Licensed Software to a third party within the Field of Use, subject to the terms of the Agreement.

4.2. Upon expiration or revocation of exclusivity, AGEYE may license the Licensed Software to other parties, provided that YQAI’s license rights continue on a non-exclusive basis.

5. Prohibited Uses

5.1. Without limiting the restrictions set forth in the Agreement, YQAI shall not:

5.1.1.	use the Licensed Software outside the Field of Use;
5.1.2.	offer the Licensed Software on a standalone, white-label, or sublicensable basis;
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5.1.3.	permit any third party to access the Licensed Software except as part of an authorized YQAI product or service;
5.1.4.	use the Licensed Software to develop or train competing software platforms; or

5.1.5.	use the Licensed Software in any manner that infringes AGEYE’s Intellectual Property Rights.

6. No Transfer of Ownership

Nothing in this Exhibit B shall be construed as granting YQAI any ownership interest in the Licensed Software or AGEYE Intellectual Property. All rights not expressly granted remain reserved to AGEYE.

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EXHIBIT C – SUPPORT & MAINTENANCE

Support Services

Subject to the terms of the Agreement, AGEYE shall provide YQAI with commercially reasonable technical support for the Licensed Software during the Term.

Support services may include, at AGEYE’s discretion:

-	response to reported Errors;
-	reasonable assistance with configuration and integration questions;
-	clarification of documentation and intended functionality.

Support shall be provided remotely, during AGEYE’s normal business hours, unless otherwise agreed in writing.

2. Error Reporting & Response

2.1. YQAI shall report Errors to AGEYE with sufficient detail to allow reproduction, including logs, screenshots, and system information, as reasonably requested.

2.2.        AGEYE shall use commercially reasonable efforts to respond to reported Errors in a timeframe appropriate to the severity of the Error, as determined by AGEYE in good faith.

2.3. AGEYE does not guarantee resolution of all Errors.

3. Maintenance & Updates

3.1. AGEYE may, from time to time, provide updates, upgrades, enhancements, patches, or bug fixes to the Licensed Software (“Updates”).

3.2. All Updates provided by AGEYE shall be deemed part of the Licensed Software and subject to the terms of the Agreement.

3.3. AGEYE is not obligated to provide:

-	new features or functionality;
-	Updates on any fixed schedule;
-	backward compatibility with prior versions.

4. Exclusions

AGEYE shall have no obligation to provide support or maintenance for Errors arising from:

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-	modifications or integrations not authorized by AGEYE;
-	use of the Licensed Software outside the Scope of Use;
-	failure by YQAI to implement Updates provided by AGEYE;
-	third-party software, hardware, networks, or systems not provided by AGEYE;
-	misuse, negligence, or failure to follow documentation.

5. Third-Party Software

The Licensed Software may include or interoperate with third-party software governed by separate license terms. AGEYE shall have no obligation to correct Errors attributable to such third-party software.

6. Suspension of Support

AGEYE may suspend support services upon written notice if YQAI is in material breach of the Agreement, including failure to pay amounts due, until such breach is cured.

7. No Warranties; No SLA

Support and maintenance services are provided “AS IS” and do not constitute a service-level agreement (SLA). Nothing in this Exhibit C shall be construed as creating any uptime guarantee, performance warranty, or service-level commitment.

8. Changes to Support

AGEYE may modify its support practices and policies from time to time, provided that such modifications do not materially reduce the overall level of support provided during the Term.

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EXHIBIT D – LICENSE CONSIDERATION & FINANCIAL TERMS

Stock Issuance

YQAI shall issue Two Million, Five Hundred Thousand (2,500,000) fully paid, nonassessable, non-cancellable common shares to AGEYE as advance royalty payment for six

(6) months.

2. Tagalong / Continuing Covenant

a.	YQAI must include AGEYE as an equity participant on terms no less favorable than any majority owner in any sale, acquisition, sublicense, merger, or recapitalization.
b.	Any breach of this Section shall constitute a material breach of this Agreement.
c.	Upon any such breach, AGEYE may revoke exclusivity pursuant to Section 2, provided that such revocation shall not terminate the license itself.
d.	For the avoidance of doubt, no revocation of exclusivity, termination of this Agreement, or expiration of the license shall result in any transfer of ownership of the Licensed Software or AGEYE Intellectual Property. YQAI shall retain ownership only of its independently developed materials, if any, that do not incorporate, are not derived from, and do not depend upon the AGEYE IP.

3. Royalty

1.	Royalty Grant:
a.	In consideration for the continuation of the exclusive license granted under the Agreement, YQAI shall pay AGEYE a royalty based on Net Sales attributable to the Licensed Software.
2.	Royalty Rate:
a.	Beginning six (6) months after the Effective Date, YQAI shall pay AGEYE a royalty equal to one percent (1%) of Net Sales derived from YQAI’s commercialization, distribution, sublicensing, or other monetization of the Licensed Software within the Scope of Use.
b.	No royalty shall be due during the initial six (6) month period following the Effective Date, which period is covered by the advance royalty consideration described elsewhere in this Exhibit.
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3.	Definition of Net Sales:
a.	Net Sales” means gross amounts actually received by YQAI from third parties for products or services incorporating or enabled by the Licensed Software, less the following customary and documented deductions, to the extent actually incurred and not otherwise reimbursed:
i.	trade, quantity, or cash discounts actually granted;
ii.	credits, chargebacks, refunds, or returns actually issued;
iii.	sales, use, value-added, or similar transaction taxes (excluding income taxes); and
iv.	customary shipping and insurance charges separately stated on invoices.
b.	Net Sales shall be calculated in accordance with generally accepted accounting principles (GAAP), applied consistently.
4.	Royalty Reporting and Payment:
a.	Royalty payments shall be calculated and reported on a quarterly basis.
b.	Within thirty (30) days after the end of each calendar quarter, YQAI shall deliver to AGEYE a written royalty report setting forth:
i.	Net Sales for the applicable quarter;
ii.	the calculation of royalties owed; and
iii.	reasonable supporting detail.
iv.	Royalty payments shall be made concurrently with delivery of each royalty report.
5.	Audit Rights:
a.	AGEYE shall have the right, upon reasonable prior notice and no more than once per calendar year, to audit YQAI’s books and records solely to verify compliance with this Exhibit.
b.	Any such audit shall be conducted during normal business hours and in a manner that does not unreasonably interfere with YQAI’s operations.
c.	If an audit reveals an underpayment of more than five percent (5%) for any audited period, YQAI shall promptly pay the deficiency together with reasonable audit costs.
6.	Late Payments:
a.	Any undisputed royalty amounts not paid when due shall accrue interest at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is less, from the due date until paid.

7.	Survival:
a.	YQAI’s royalty payment, reporting, audit, and recordkeeping obligations under this Exhibit shall survive termination or expiration of the Agreement with respect to Net Sales occurring prior to such termination or expiration.
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EXHIBIT E – MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“NDA”) is entered into as of the 14th day of January 2026 (“Effective Date”), by and between AgEYE Technologies, Inc., a Delaware corporation (“AGEYE”), and YouneeqAI Technical Services, Inc., a Nevada corporation (“YQAI”). AGEYE and YQAI may each be referred to as a “Party” and collectively as the “Parties.”

1. Purpose

In connection with discussions relating to a business opportunity of mutual interest and the performance of any agreement between the Parties (the “Opportunity”), each Party may disclose to the other certain Confidential Information. A Party disclosing Confidential Information is a “Disclosing Party,” and a Party receiving Confidential Information is a “Receiving Party.”

2. Definition of Confidential Information

2.1. “Confidential Information” means all non-public, confidential, or proprietary information disclosed in any form, whether tangible or intangible, including without limitation: financial information; computer programs; source code and object code; software; technical drawings; algorithms; protocols; specifications; technical expertise; know-how; formulas; processes; ideas; inventions (whether patentable or not); intellectual property; trade secrets; business, product development, and commercialization plans; schematics; reports; test results; charts; graphs; measurements; and any information that a reasonable person would understand to be confidential given the nature of the information and the circumstances of disclosure.

2.2. Confidential Information does not include information that the Receiving Party can demonstrate by written records:

2.2.1.	was lawfully known to the Receiving Party prior to disclosure;
2.2.2.	becomes publicly available through no breach of this NDA;
2.2.3.	is received from a third party without restriction and without breach of any obligation of confidentiality; or
2.2.4.	is independently developed without use of or reference to the Confidential Information.

3. Obligations of the Receiving Party

With respect to the Disclosing Party’s Confidential Information, the Receiving Party shall:

3.1. protect the Confidential Information using at least the same degree of care it uses to protect its own confidential information of similar importance, but not less than reasonable care;

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3.2. use the Confidential Information solely for purposes of the Opportunity;

3.3. not copy, reproduce, or otherwise duplicate Confidential Information except as reasonably necessary for the Opportunity and without removing proprietary notices;

3.4. restrict disclosure to employees or contractors with a need to know and who are bound by confidentiality obligations no less protective than this NDA;

3.5. refrain from reverse engineering, decompiling, disassembling, or otherwise analyzing the Confidential Information except as expressly permitted in writing; and

3.6. upon written request, promptly return or destroy all Confidential Information and certify such destruction in writing.

4. Compelled Disclosure

A Receiving Party may disclose Confidential Information if required by law, regulation, or court order, provided that (to the extent legally permitted) the Receiving Party promptly notifies the Disclosing Party so that it may seek protective relief.

5. No Obligation to Proceed

Nothing in this NDA obligates either Party to enter into any further agreement or business relationship. Each Party reserves the right to terminate discussions at any time.

6. Ownership; No License

All Confidential Information remains the exclusive property of the Disclosing Party. Nothing in this NDA grants any license, right, or interest in the Confidential Information or related intellectual property, whether by implication, estoppel, or otherwise.

7. Successors and Assigns

This NDA shall bind and benefit the Parties and their permitted successors and assigns; provided that no Confidential Information may be disclosed to any successor or assign without the prior written consent of the Disclosing Party.

8. Term; Survival

This NDA shall remain in effect for two (2) years from the Effective Date.

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The obligations of confidentiality and non-use shall survive for five (5) years from the date of disclosure, and with respect to Confidential Information constituting trade secrets, for so long as such information remains a trade secret under applicable law.

9. Governing Law

This NDA shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-laws principles.

10. Equitable Relief

Each Party acknowledges that unauthorized disclosure or use of Confidential Information may cause irreparable harm for which monetary damages are insufficient. The Disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond.

11. Entire Agreement

This NDA constitutes the complete and exclusive agreement between the Parties with respect to confidentiality of the Confidential Information and supersedes all prior or contemporaneous communications or agreements relating thereto. If any provision is held unenforceable, the remaining provisions shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this NDA as of the Effective Date.

AgEYE Technologies, Inc.

By: /s/ Nicholas Genty

Name: Nicholas Genty

Title: CEO

Date: 1/14/2026

YouneeqAI Technical Services, Inc.

By: /s/ Murray Galbraith

Name: Murray Galbraith

Title: President & CEO

Date: 1/14/2026